Wizzard Expects Profitability in Fourth Quarter 2003 and a Cash Flow Positive Third Quarter
June 05, 2003 09:22:00 AM ET

     PITTSBURGH--(BUSINESS WIRE)--June 5, 2003--Wizzard Software (WIZD) announced today that it expects to achieve profitability by the fourth quarter of this year and expects a cash flow positive third quarter. CEO Chris Spencer stated, "We are extremely excited about our business model and how management has positioned the Company within the speech industry. In the last year we have expanded our relationship with IBM, entered into a new agreement with AT&T and have seen the demand for our Tools & Engine products increase significantly." Mr. Spencer continued, "While the war and other current events happening around the world did slow our Consulting Division's efforts in the first part of this year, we are seeing a resurgence in demand for our speech consulting, custom speech development, quality assurance testing and developer support services as we enter the final month of the second quarter. It takes time to close the larger consulting deals so, while we do expect to have a strong third quarter, we are predicting for the first time in Company history a profitable fourth quarter."

     Wizzard offers its customers, businesses and software developers, programming tools and distributable speech engines from Wizzard, Microsoft, IBM and AT&T. The Company distributes thousands of its programming platforms every month with recent increases in demand for both Text-To-Speech and Speech Recognition SDK's. By offering a "one-stop-shop" for its customers, Wizzard attracts a large, worldwide following of businesses looking to add speech to their internal and commercial products and services. In addition to speech programming tools and distributable engines, the Company offers its customers many speech related services to assist in their adoption of speech technology. Current consulting projects include work for the U.S. Postal Service, IBM, and several major banks.

     "One of Wizzard's most significant competitive advantages is the fact that we are out here, on the front lines, dealing with the early adopters of speech technology in businesses looking for solutions to productivity problems. With Microsoft, IBM and AT&T sending their customers to Wizzard for our programming tools, support, consulting services and distributable speech engines, we are able to identify trends sooner and react to demand faster, which enables us to capitalize on the growth in speech based computing," says Alan Costilo, General Manager, Wizzard's Tools & Engines Division. "In a short period of time we have seen two upward trends in demand from banks and credit unions for Text-To-Speech for their ATM's as well as demand for the ability to translate spoken audio files into text for the medical, legal and communications industries. At this time we have provided products and services to banks which represent over 40% of the 'Talking ATM' market. We expect the adoption of 'Talking ATMs' to grow at more than 10% per year and expect Wizzard to expand on its 40% penetration in this growing market for speech products and services. This is just one area where are products and services are in demand and we expect several more in the year to come."

     "In the last year Wizzard has reduced its debt and expanded our workforce to handle the increase in demand for our products and services due to the ongoing IBM relationship, the newly announced AT&T agreement and our Consulting Division's efforts," says Gordon Berry, Wizzard CFO. "As management continues to keep expenses low while increasing revenues (quarter over related quarter) for the last three consecutive quarters, we are poised to begin making money for our shareholders."

About Wizzard Software

     Founded in 1996, Wizzard Software has become a leader in the speech technology application development market. Wizzard's relationship with software and communications companies such as Microsoft(R), AT&T(R) and IBM(R) provide opportunities to develop new markets for speech enabled computing. Wizzard architects solutions to business problems using its expertise in consulting, development tools and building applications for the Desktop and Internet. Wizzard has achieved global recognition because of its expertise with voice communication whether it is via PC or telephone. Wizzard's successes have lead to expanding opportunities in both the government and commercial sectors. More information can be found in Wizzard's Investor's Corner at www.wizzardsoftware.com.

Legal Notice

     Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact Information:
Arthur Douglas and Associates
Art Batson, 407/478-1120 (Investor Relations) or
MPH PR
Mike Hiles, 310/234-3200 (Media Relations) mhiles@mphpr.com